First Union Mortgage Corporation
NC4755
Operational & Regulatory Risk Division
P. O. Box 900001
Raleigh, North Carolina 27675-9001
1100 Corporate Center Drive
Raleigh, North Carolina 27607-5066

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Norwest Bank Minnesota N.A.
`Investor Numbers A07
First Union CRA Mortgage Loan Trust 1997-1

CERTIFICATION OF COMPLIANCE


The undersigned, an officer of First Union Mortgage Corporation ("FUMC") hereby certifies as follows:

A review of the activities of FUMC during the preceding year with respect to performance under this Agreement has been made under such Officer's supervision; and

(1)
To the best of such Officer's knowledge the servicing has been conducted in compliance with the Agreement(s) except for immaterial exceptions or other exceptions set forth in such statement; and


(2)
To the best of such Officer's knowledge based on such review, there is no default by FUMC in the fulfillment of any of its obligations under this Agreement, or if there is any such default known to such Officer, specifying each such default and the nature and status thereof.


In witness whereof the undersigned has executed this Certificate of Compliance this 12th day of May, 1999.

FIRST UNION MORTGAGE CORPORATION

By:

Joseph F. DeDominicis
Vice President


EVENTS OF DEFAULT (if any)